OMB Number 3235-0287
                                                     Expires: September 30, 1998


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/   /             Check this box if no longer subject to Section 16.
                  Form 4 or Form 5 obligations may continue.  See
                  Instruction 1(b).

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                         Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person (If the form is filed by more than one reporting person, see Instruction 4(b)(v).)

          Bramson,                           Edward                J.

         (Last)                              (First)              (Middle)

          65 East 55th Street
                                            (Street)

          New York,                          NY                    10022
         (City)                              (State)                (Zip)



2.       Issuer Name and Ticker or Trading Symbol

          Ampex Corporation (AXC)


3.       IRS or Social Security Number of Reporting Person
         (Voluntary)



4.       Statement for
         (Month/Year)
          5/97

5.       If Amendment, Date of Original
         (Month/Year)

6.       Relationship of Reporting Persons to Issuer
                           (Check all applicable)

         ___X____ Director                         ___X___ 10% Owner
         ___X____ Officer (give title below)       _______ Other (specify below)

               Chairman and CEO

7.       Individual or Joint/Group filing (Check Applicable Line)

         _______ Form filed by One Reporting Person
         ___X___ Form filed by More than One Reporting Person

                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.    Title of                2.    Trans-     3.    Trans-            4.    Securities Acquired (A)
      Security                      action           action                  or Disposed of (D)
      (Instr.3)                     Date             Code                    (Instr.3, 4 and 5)
                                    (Month/           (Instr.8)
                                    Day/
                                    Year)



                                             ----------------------------------------------------------------------------
                                               Code            V        Amount           (A) or (D)          Price

-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/2/97      S                        5,000             D                  $5.5625
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/6/97      S                        5,000             D                  $6.375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/7/97      S                        5,000             D                  $5.9375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/9/97      S                        5,000             D                  $5.9375
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/12/97     S                        5,000             D                  $5.75
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/13/97     S                        5,000             D                  $5.8125
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/14/97     S                        5,000             D                  $5.8125
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/15/97     S                        5,000             D                  $5.6875
-------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/16/97     S                        5,000             D                  $5.6875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 1)      5/20/97     S                        5,000             D                  $5.8125
--------------------------------------------------------------------------------------------------------------------------

Class A Common Stock (Note 3)      5/12/97     S                        6,000             D                  $5.875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/19/97     S                       10,000             D                  $5.875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/20/97     S                        4,000             D                  $5.75
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/20/97     S                        2,000             D                  $5.875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/20/97     S                        5,000             D                  $5.812
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/21/97     S                        2,000             D                  $6.375
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/21/97     S                       11,000             D                  $6.50
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 3)      5/30/97     S                       10,000             D                  $6.50

--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/21/97     S                       10,000             D                  $6.4375
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/22/97     S                        2,500             D                  $6.25
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/22/97     S                        7,500             D                  $6.375
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/23/97     S                       15,000             D                  $6.25
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/27/97     S                        3,000             D                  $6.25
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/27/97     S                        5,000             D                  $6.1875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/27/97     S                        7,000             D                  $6.125
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/28/97     S                       10,000             D                  $6.6875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/28/97     S                       15,000             D                  $6.50
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/29/97     S                        5,000             D                  $6.6875
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/29/97     S                       15,000             D                  $6.625
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/29/97     S                        5,000             D                  $6.75
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/30/97     S                        2,500             D                  $6.4375
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 4)      5/30/97     S                       12,500             D                  $6.375
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock (Note 6)      5/8/97      S                       10,000             D                  $5.6875
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                               S                                          D
--------------------------------------------------------------------------------------------------------------------------



1.    Title of                   5. Amount of     6. Ownership    7. Nature of
      Security                      Securities       Form:           Indirect
      (Instr.3)                     Beneficially     Direct (D)      Beneficial
                                    Owned            or              Ownership
                                    at End of        Indirect
                                     Month           (I)             (Instr. 4)

                                    (Inst. 3         (Instr. 4)
                                    and 4)



-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)
-------------------------------
Class A Common Stock (Note 1)   2,359,910            D
--------------------------------------------------------------
Class A Common Stock (Note 1)   2,920,545            I               (Note 2)

--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)
--------------------------------------------------------------
Class A Common Stock (Note 3)   1,450,000            D
--------------------------------------------------------------
Class A Common Stock (Note 3)   0                    I
--------------------------------------------------------------

Class A Common Stock (Note 4)
--------------------------------------------------------------
Class A Common Stock (Note 4)
--------------------------------------------------------------
Class A Common Stock (Note 4)
--------------------------------------------------------------
Class A Common Stock (Note 4)
--------------------------------------------------------------
Class A Common Stock (Note 4)
---------------------------------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)
-----------------------------------
Class A Common Stock (Note 4)     376,979           D
-----------------------------------
Class A Common Stock (Note 4)     693,566           I             (Note 5)
-----------------------------------

-----------------------------------
Class A Common Stock (Note 6)     574,192           D
-----------------------------------
                                  119,374           I             (Note 7)
-----------------------------------

-----------------------------------

-----------------------------------



Explanation of Responses: THE FILING OF THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSONS ARE, FOR PURPOSES OF SECTION 16 OR OTHERWISE, THE BENEFICIAL OWNERS OF ALL OF THE SECURITIES DESCRIBED IN NOTES 2, 5 AND 7 TO TABLE I OF THIS REPORT.

Note 1:  These shares were sold by Edward J. Bramson.
------

Note 2: This number includes 1,450,000 shares owned by Sherborne Investments
------

Corporation ("SIC"), of which Mr. Bramson is the controlling stockholder; 400,000 shares owned by SH Securities Co., LLC, a limited liability company controlled by Mr. Bramson ("SHSC"); 376,979 shares owned by Sherborne & Company Incorporated ("SCI"), of which Mr. Bramson is a controlling stockholder; 574,192 shares owned by Sherborne Holdings Incorporated ("SHI"), a subsidiary of Newhill (defined below); and 119,374 shares owned by NH Bond Corp. ("NHBC"), a subsidiary of SHI. Mr. Bramson may be deemed to be the beneficial owner of the shares owned by SIC, SHSC, SCI, SHI and NHBC.

Note 3:  These shares were sold by SIC.
------

Note 4:  These shares were sold by SCI.
------

Note 5: These shares include 574,192 shares owned by SHI and 119,374 shares
------
owned by NHBC. SCI is the general partner of Newhill Partners, L.P. ("Newhill"), which is the sole stockholder of SHI. Accordingly, SCI and Newhill may be deemed to be beneficial owners of the shares owned by SHI and NHBC.

Note 6:  These shares were sold by SHI.  This sale may be attributable to
------
Newhill, the sole shareholder of SHI.

Note 7: These shares are owned by NHBC. SHI may be deemed to be the beneficial
------
owner of the shares owned by its subsidiary, NHBC.


** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).
                                 /s/ Edward J. Bramson                  6/5/97
                                 ----------------------------------   ---------
                                 **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             JOINT FILER INFORMATION



Name:                             Sherborne Investments Corporation

Address:                          65 East 55th Street
                                  New York, New York 10022

Designated Filer:                 Edward J. Bramson

Issuer & Ticker Symbol:           Ampex Corporation (AXC)

Period Covered
by Statement:                     May 1997


Signature:                        SHERBORNE INVESTMENTS CORPORATION



                                  By:    /s/Edward J. Bramson
                                         Name:     Edward J. Bramson
                                         Title:   President

                               Page 7 of 10 pages
604902.1

                             JOINT FILER INFORMATION



Name:                             Sherborne & Company Incorporated

Address:                          65 East 55th Street
                                  New York, New York 10022

Designated Filer:                 Edward J. Bramson

Issuer & Ticker Symbol:           Ampex Corporation (AXC)

Period Covered
by Statement:                     May 1997


Signature:                        SHERBORNE & COMPANY INCORPORATED



                                  By:    /s/Edward J. Bramson
                                         Name:     Edward J. Bramson
                                         Title:  President

                               Page 8 of 10 pages
604902.1

                             JOINT FILER INFORMATION



Name:                             Sherborne Holdings Incorporated

Address:                          65 East 55th Street
                                  New York, New York 10022

Designated Filer:                 Edward J. Bramson

Issuer & Ticker Symbol:           Ampex Corporation (AXC)

Period Covered
by Statement:                     May 1997


Signature:                        SHERBORNE HOLDINGS INCORPORATED



                                  By:    /s/Edward J. Bramson
                                         Name:     Edward J. Bramson
                                         Title:   President

                               Page 9 of 10 pages
604902.1

                             JOINT FILER INFORMATION



Name:                              Newhill Partners, L.P.

Address:                           65 East 55th Street
                                   New York, New York 10022

Designated Filer:                  Edward J. Bramson

Issuer & Ticker Symbol:            Ampex Corporation (AXC)

Period Covered
by Statement:                      May 1997


Signature:                         NEWHILL PARTNERS, L.P.,
                                      by Sherborne & Company Incorporated,
                                      its general partner


                                  By:    /s/Edward J. Bramson
                                         Name:     Edward J. Bramson
                                         Title:  President

                               Page 10 of 10 pages
604902.1